UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 19, 2016 (July 13, 2016)

HOLLY ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-32225	20-0833098
(State or Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

(Address of Principal Executive Offices)

(214) 871-3555

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 19, 2016, Holly Energy Partners, L.P. (the “Partnership”) and its wholly-owned subsidiary Holly Energy Finance Corp. (together with the Partnership, the “Issuers”) closed their previously announced offering (the “Offering”) of $400 million aggregate principal amount of 6% Senior Notes due 2024 (the “Notes”), pursuant to a Purchase Agreement, dated July 13, 2016 (the “Purchase Agreement”), among the Issuers and each of the Guarantors (defined herein), and Citigroup Global Markets Inc., as representative of the several initial purchasers named in Schedule I thereto (the “Initial Purchasers”). The Notes were issued pursuant to a private placement transaction conducted under Rule 144A and Regulation S of the Securities Act of 1933, as amended.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions whereby the Partnership and the Guarantors, on the one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities.

A copy of the Purchase Agreement is filed herewith as Exhibit 10.1. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Notes and Indenture

The Notes were issued under and are governed by an indenture, dated July 19, 2016 (the “Indenture”), by and among the Issuers, U.S. Bank National Association, as trustee (“Trustee”), and the Partnership’s existing wholly-owned domestic subsidiaries (the “Guarantors”). The Indenture contains customary terms, events of default and covenants relating to, among other things, the incurrence of debt, the payment of dividends or similar restricted payments, undertaking transactions with the Issuers’ unrestricted affiliates, and limitations on asset sales.

At any time prior to August 1, 2019, the Issuers may redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 106% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, with an amount of cash not greater than the net proceeds from certain equity offerings. At any time prior to August 1, 2019, the Issuers may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes plus a “make-whole” premium plus accrued and unpaid interest, if any, to the redemption date. The Issuers may also redeem some or all of the Notes at any time on or after August 1, 2019, at the redemption prices set forth in the Indenture, plus accrued and unpaid interest, if any, to the redemption date. If the Issuers experience a change of control, the Issuers may be required to offer to purchase the Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the purchase date.

The Notes are the senior unsecured obligations of the Issuers. The Issuers’ obligations under the Notes are currently fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by all of the Partnership’s existing wholly-owned domestic subsidiaries (other than Holly Energy Finance Corp.) and will be so guaranteed by its future wholly-owned domestic subsidiaries, in each case that guarantee certain of the Partnership’s indebtedness (the “Guarantees”). If the Issuers cannot make payments on the Notes when they are due, the Guarantors must make them instead. The Notes and the Guarantees rank equally in right of payment with all of the Issuers’ and the Guarantors’ existing and future senior indebtedness and senior to all of the Issuers’ and the Guarantors’ future subordinated indebtedness. The Notes and the Guarantees are effectively subordinated in right of payment to all of the Issuers’ and the Guarantors’ existing and future secured debt, including debt under the Partnership’s revolving credit agreement, to the extent of the value of the assets securing such debt, and are structurally subordinated to all liabilities of the Partnership’s subsidiaries (other than Holly Energy Finance Corp.) that do not guarantee the Notes.

The foregoing summaries of the Indenture and the Notes do not purport to be complete and are qualified in their entirety by reference to the Indenture, which includes the form of the certificate for the Notes, a copy of which is filed as Exhibit 4.1 to this Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Indenture and the Notes set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Indenture, dated July 19, 2016, among Holly Energy Partners, L.P., Holly Energy Finance Corp., the Subsidiary Guarantors named therein and U.S. Bank National Association, as Trustee.

10.1	Purchase Agreement, dated July 13, 2016, among Holly Energy Partners, L.P., Holly Energy Finance Corp., and each of the guarantors party thereto and Citigroup Global Markets Inc., as representative of the initial purchasers named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOLLY ENERGY PARTNERS, L.P.

By:	HEP Logistics Holdings, L.P.,
its General Partner

By:	Holly Logistic Services, L.L.C.,
its General Partner

By:	/s/ Richard L. Voliva III
Richard L. Voliva III
Vice President and Chief Financial Officer

Date: July 19, 2016

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated July 19, 2016, among Holly Energy Partners, L.P., Holly Energy Finance Corp., the Subsidiary Guarantors named therein and U.S. Bank National Association, as Trustee.

10.1	Purchase Agreement, dated July 13, 2016, among Holly Energy Partners, L.P., Holly Energy Finance Corp., and each of the guarantors party thereto and Citigroup Global Markets Inc., as representative of the initial purchasers named therein.